National General Holdings Corp. Reports First Quarter 2015 Results;
Operating Earnings(1) Per Share Grows 29% to $0.41

NEW YORK, May 4, 2015 (GLOBE NEWSWIRE) -- National General Holdings Corp. (Nasdaq:NGHC) today reported first quarter 2015 operating earnings(1) of $39.7 million or $0.41 per diluted share, compared to $27.8 million or $0.32 per diluted share in the first quarter of 2014. Net income was $41.7 million or $0.43 per diluted share, compared to $26.4 million or $0.30 per diluted share in the first quarter of 2014.

First Quarter 2015 Highlights Versus First Quarter 2014*

•
Net written premium grew by $102.7 million or 25.1% to $511.4 million, excluding the impact of the $158.8 million 1Q14 UPR transfer related to the Tower Personal Lines transaction. The underlying growth was driven by the run-off of our third-party quota share treaty, additional premiums from acquisitions completed during the past year, underlying organic growth within our P&C business, and continued expansion of our A&H segment.

•
The combined ratio was 91.2% compared to 92.4% in the prior year's quarter, excluding non-cash amortization of intangible assets, with improvement in the combined ratio within both our P&C and A&H segments. We estimate that the first quarter 2015 overall combined ratio included 2.1 points of negative impact from abnormal inclement winter weather, compared to 3.3 points in the prior year’s quarter.

•
Total revenue grew $107.7 million or 26.3% to $516.8 million, driven by $79.4 million or 22.2% growth in net earned premiums, $25.9 million or 70.7% growth in service and fee income (including Attorney-in-Fact management fees of $8.6 million), and $4.9 million or 53.1% growth in net investment income, partially offset by a $4.3 million or 80.4% decline in ceding commission income from the run-off of our terminated third-party quota share.

•
Shareholders' equity grew 18.8% from December 31, 2014 to $1.26 billion, while fully diluted book value per share grew 4.6% to $10.96 at March 31, 2015. Annualized operating return on average common equity (ROE) was 15.4% for the first quarter of 2015.

•
First quarter 2015 operating earnings exclude the following items, net of tax: $3.2 million or $0.03 per share of equity in earnings of unconsolidated subsidiaries, $1.8 million or $0.02 per share of non-cash amortization of intangible assets, $1.0 million or $0.01 per share of net realized investment gains, $0.7 million or $0.01 per share of other than temporary impairment losses, and $0.3 million or less than $0.01 per share of foreign exchange gains. First quarter 2015 net income and operating earnings include $9.0 million of abnormal inclement winter weather losses.

Michael Karfunkel, National General's Chairman and CEO, stated: "The first quarter was a very strong start to 2015 for National General, as our underlying business continues to deliver both strong growth and excellent underwriting profitability. Within P&C, we continue to see benefits from adding the homeowners product line and realize efficiencies from our state-of-the-art technology platform. We have seen excellent performance from both our legacy business and our recent acquisitions. Within A&H, we are happy with the positive contribution this division made. We believe we have finally turned the corner toward profitability, and we expect to build on this success as the year unfolds. We were also busy on the acquisition front in early 2015, closing on Healthcare Solutions Team on January 26 and Assigned Risk Solutions on April 1, two transactions that we expect will be immediately accretive to earnings and will enhance the value of our franchise. To date in 2015, we have strengthened our capital position by adding $165 million in preferred equity, which puts us in a better position to continue to profitably grow our business through additional accretive M&A opportunities."

*NOTE: Unless specified otherwise, discussion of our first quarter 2015 results does not include financial results from the Reciprocal Exchanges, which are presented within our consolidated financial results within this release but are not included in net income available to NGHC common stockholders. Attorney-in-Fact management fees referenced within this release are eliminated in consolidated financial results.

Overview of First Quarter 2015 as Compared to First Quarter 2014
Gross written premium declined 9.3% to $585.8 million, net written premium declined 9.9% to $511.4 million, and net earned premium grew 22.2% to $437.3 million, with the gross and net written premium declines resulting from the addition of $158.8 million of premiums from the unearned premium reserve (UPR) transfer related to the Tower Personal Lines transaction in the first quarter of 2014. Excluding the impact of the 1Q14 UPR transfer, gross written premium grew 20.2% and net written premium grew 25.1%. Underlying premium growth was driven by several key factors: a continued increase in net retention due to the run-off of our terminated third party quota share, which was 100% complete as of July 31, 2014; additional premiums from acquisitions completed during the past year; underlying organic growth within our P&C segment (including the Tower Personal Lines book); and continued expansion of our A&H segment.
Ceding commission income decreased to $1.1 million from $5.4 million in the prior year's quarter, reflecting the run-off of our terminated third-party quota share. Service and fee income grew 70.7% to $62.7 million, driven by growth in both the P&C and A&H segments, and including management fees of $8.6 million related to the Attorneys-in-Fact that manage the Reciprocal Exchanges within the P&C segment.
Excluding non-cash amortization of intangible assets, the combined ratio was 91.2% with a loss ratio of 63.7% and an expense ratio of 27.5%, versus a prior year combined ratio of 92.4% with a loss ratio of 63.0% and an expense ratio of 29.4%. The modestly higher loss ratio was driven by an increase in the A&H loss ratio, partially offset by an improved P&C loss ratio, while the improved expense ratio was driven by decreases in both the P&C and A&H segment expense ratios. We estimate a negative impact of approximately 2.1 points on the first quarter 2015 loss ratio relating to inclement winter weather losses in excess of the normal 5-year average first quarter loss pattern, compared to 3.3 points in the first quarter of 2014.
Underwriting results detailed by each of our business segments are as follows:

•
Property & Casualty - Excluding the impact of the 1Q14 Tower Personal Lines UPR transfer, gross written premium grew 14.0% to $510.5 million, net written premium grew 20.3% to $444.3 million, and net earned premium grew 24.1% to $406.1 million. Underlying P&C premium growth was driven by three key factors: (1) a continued increase in net retention due to the run-off of our terminated third party quota share, which was 100% complete as of July 31, 2014; (2) additional premiums from acquisitions completed during the past year, which contributed $31.8 million in net written premium during the quarter ($27.8 million from Imperial and $4.0 million from Personal Express Insurance Company); and (3) underlying organic growth of 3.3%, including growth at Tower Personal Lines, which produced $92.3 million in net written premiums during the quarter. Ceding commission income decreased to $0.8 million from $5.4 million in the prior year's quarter, reflecting the run-off of our terminated third-party quota share. Service and fee income grew 108.7% to $45.2 million, driven by increased underlying premium volume in the quarter, the addition of service and fee income from acquisitions completed during the past year, and the addition of $8.6 million of fees earned by the Attorneys-in-Fact that manage the Reciprocal Exchanges. Excluding non-cash amortization of intangible assets, the combined ratio was 91.5% with a loss ratio of 63.7% and an expense ratio of 27.8%, versus a prior year combined ratio of 91.9% with a loss ratio of 64.0% and an expense ratio of 27.9%. We estimate a negative impact of approximately 2.2 points on the first quarter 2015 P&C loss ratio relating to inclement winter weather losses in excess of the normal 5-year average first quarter loss pattern, compared to 3.6 points in the first quarter of 2014.

•
Accident & Health - Gross written premium grew to $75.4 million, net written premium grew to $67.1 million, and net earned premium grew to $31.2 million, from $39.5 million, $39.5 million, and $30.6 million, respectively, in the prior year's quarter. A&H premium growth was driven by continued progress in the expansion of our domestic business, with a total of $13.0 million in net written premium at our U.S. underwriting subsidiaries, as well as $54.1 million of premium from EuroAccident (our Swedish group life and health MGA). Service and fee income grew 15.9% to $17.4 million, with strong growth at VelaPoint (our call center general agency) and TABS (our domestic stop loss business), and added service and fee income from recently acquired HST, partially offset by a decline at EuroAccident, where fee income is eliminated in consolidation as business is now written on National General paper. Excluding non-cash amortization of intangible assets, the combined ratio was 87.0% with a loss ratio of 64.5% and an expense ratio of 22.5%, versus a prior year combined ratio of 97.3% with a loss ratio of 52.0% and an expense ratio of 45.3%. The improved profitability was driven by a reduced expense ratio reflecting the continued maturation of the A&H business and higher service and fee income, while the increased loss ratio was driven primarily by product mix shift within our growing portfolio.

•
Reciprocal Exchanges - Results for the Reciprocal Exchanges are not included in net income available to NGHC common stockholders. Gross written premium was $61.2 million, net written premium was $18.6 million, and net earned premium was $41.9 million. Excluding non-cash amortization of intangible assets, the combined ratio was 92.1% with a loss ratio of 66.8% and an expense ratio of 25.2%.

Investment income grew 53.1% to $14.1 million, reflecting an increase in the size of our investment portfolio as a result of our capital raising actions in the first half of 2014 and our continued growth in retained earnings, as well as $2.1 million of interest earned on our credit agreement with ACP Re. First quarter 2015 results included $1.5 million of net realized investment gains compared with no realized gains or losses in the first quarter of 2014, as well as an other than temporary impairment (OTTI) loss of $1.0 million compared to zero OTTI impact in the first quarter of 2014. Total cash, cash equivalents and investments grew to $1.85 billion at March 31, 2015 from $1.75 billion at December 31, 2014. Accumulated other comprehensive income (AOCI) increased to $32.7 million at March 31, 2015 from $20.2 million at December 31, 2014.
Other revenue was $1.2 million in the first quarter of 2015, with a negligible amount of other revenue in the prior year's quarter. The first quarter 2015 other revenue line item includes a $0.4 million foreign exchange gain from currency fluctuations within our European subsidiaries as well as a $0.8 million gain related to a state grant received by Imperial.
Interest expense of $5.4 million increased from $0.6 million in the prior year's quarter due primarily to an increased amount of debt on our balance sheet. Debt was $255.0 million as of March 31, 2015, up from $79.9 million at March 31, 2014, primarily as a result of our $250 million May 2014 senior note issuance.
Equity in earnings of unconsolidated subsidiaries (predominantly our investment in Life Settlement Entities) was $5.0 million in the first quarter of 2015 versus $1.1 million in the prior year's quarter, reflecting fair value adjustments on life settlement contracts.
The first quarter 2015 provision for income taxes was $8.4 million and the effective tax rate for the quarter was 18.2%. Included in the first quarter 2015 provision for income taxes was a $9.5 million benefit attributable to a reduction of the deferred tax liability associated with the equalization reserves of our Luxembourg Reinsurance Company (LRC) subsidiaries. Excluding this benefit, the adjusted first quarter 2015 effective tax rate was 38.8%. As of March 31, 2015, the DTL associated with our LRC subsidiaries was $30.9 million.
National General Holding Corp. shareholders' equity was $1,258.6 million at March 31, 2015, growth of 18.8% from $1,059.8 million at December 31, 2014, reflecting the addition of $150 million of preferred stock from our March 2015 offering, as well as the quarter’s retained earnings. Fully diluted book value per share was $10.96 at March 31, 2015, growth of 4.6% from $10.48 at December 31, 2014, and growth of 21.0% from $9.06 at March 31, 2014. Annualized operating return on average common equity (ROE) was 15.4% for the first quarter of 2015.

Additional Items

•
On March 27, 2015 we announced that we had closed on an underwritten public offering of 6 million Depositary Shares, each representing a 1/40th interest in a share of 7.50% Non-Cumulative Preferred Stock, Series B at a public offering price of $25 per Depositary Share, for gross proceeds of $150 million. On April 6, 2015, the underwriters exercised their over-allotment option with respect to an additional 600,000 depositary shares (equivalent to 15,000 shares of Series B Preferred Stock), on the same terms and conditions as the original March 27, 2015 issuance, for gross proceeds of $15 million. Total net proceeds of the offering (including the over-allotment option) were $159.5 million, after deducting the underwriting discount and offering expenses.

•
On April 1, 2015 we announced that we had closed upon the acquisition of Assigned Risk Solutions Ltd. ("ARS") for a purchase price of $47 million in cash and potential future earnout payments. Based in Saddle Brook, New Jersey, ARS is a full service managing general agency that services assigned risk auto, private passenger auto and commercial lines of business. ARS also offers a comprehensive suite of claims, investigative, and cost containment services that are cost effective and complementary to client companies. ARS is licensed in 22 states with a heavy concentration of business coming from New York, New Jersey, and Pennsylvania, has over 230 employees, and is the only assigned risk operation of its kind that has continually been in operation for more than a half-century.

Conference Call
On Tuesday, May 5, 2015 at 11:00 AM ET, Chairman and Chief Executive Officer Michael Karfunkel and Chief Financial Officer Mike Weiner will review these results via a conference call that may be accessed as follows:
Toll-Free U.S. Dial-in:         888-267-2860
International Dial-in:         973-413-6102
Conference Entry Code:     842046
Webcast Registration:         http://ir.nationalgeneral.com/events.cfm
A replay of the conference call will be accessible from 2:00 PM ET on Tuesday, May 5, 2015 to 11:59 PM ET on Tuesday, May 19, 2015 by dialing either 800-332-6854 (toll-free) within the U.S. or 973-528-0005 outside the U.S. and entering passcode 842046. In addition, a replay of the webcast can also be retrieved at http://ir.nationalgeneral.com/events.cfm.

About National General Holdings Corp.
National General Holdings Corp., headquartered in New York City, is a specialty personal lines insurance holding company. National General traces its roots to 1939, has a financial strength rating of A- (excellent) from A.M. Best, and provides personal and commercial automobile, homeowners, umbrella, recreational vehicle, motorcycle, supplemental health, and other niche insurance products.

Forward Looking Statements
This news release contains "forward-looking statements" that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. Forward-looking statements can generally be identified by the use of forward-looking terminology, such as "may," "will," "plan," "expect," "project," "intend," "estimate," "anticipate" and "believe" or their variations or similar terminology. There can be no assurance that actual developments will be those anticipated by the Company. Actual results may differ materially from those expressed or implied in these statements as a result of significant risks and uncertainties, including, but not limited to, non-receipt of expected payments from insureds or reinsurers, changes in interest rates, a downgrade in the financial strength ratings of our insurance subsidiaries, the effect of the performance of financial markets on our investment portfolio, estimates of the fair value of life settlement contracts, development of claims and the effect on loss reserves, accuracy in projecting loss reserves, the cost and availability of reinsurance coverage, the effects of emerging claim and coverage issues, changes in the demand for our products, our degree of success in integrating acquired businesses, the effect of general economic conditions, state and federal legislation, regulations and regulatory investigations into industry practices, risks associated with conducting business outside the United States, developments relating to existing agreements, disruptions to our business relationships with AmTrust Financial Services, Inc., ACP Re Ltd., Maiden Holdings, Ltd. or third parties, breaches in data security or other disruptions involving our technology, heightened competition, changes in pricing environments, and changes in asset valuations. The forward-looking statements contained in this news release are made only as of the date of this release. The Company undertakes no obligation to publicly update any forward-looking statement except as may be required by law. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those projected, is contained in the Company's filings with the Securities and Exchange Commission.

Income Statement
$ in thousands
(Unaudited)

	Three Months Ended March 31,
	2015				2014
	NGHC	Reciprocal Exchanges	Consolidated		NGHC
Revenues:
Gross written premium	$585,808	$61,237	$643,455	(A)	$646,142
Ceded premiums (related parties - $348, $3,590, and $348 in 2015 and $30,277 in 2014)	(74,420)	(42,600)	(113,430)	(B)	(78,657)
Net written premium	511,388	18,637	530,025		567,485
Net earned premium	437,269	41,896	479,165		357,852

Ceding commission income	1,053	4,027	5,080		5,370
Service and fee income	62,653	795	54,870	(C)	36,706
Net investment income	14,109	2,039	16,148		9,214
Net realized gain/(loss) on investments	1,510	693	2,203		—
Other than temporary impairment loss	(1,016)	—	(1,016)		—
Other revenue	1,245	—	1,245		7
Total revenues	$516,823	$49,450	$557,695	(D)	$409,149

Expenses:
Loss and loss adjustment expense	$278,682	$28,004	$306,686		$225,347
Acquisition costs and other underwriting expenses	86,629	3,261	89,885	(E)	74,373
General and administrative	99,876	14,384	105,687	(F)	76,199
Interest expense	5,383	3,697	9,080		593
Total expenses	$470,570	$49,346	$511,338	(G)	$376,512

Income before provision for income taxes and equity in earnings (losses) of unconsolidated subsidiaries	$46,253	$104	$46,357		$32,637
Provision for income taxes	8,419	(32)	8,387		7,336
Income before equity in earnings (losses) of unconsolidated subsidiaries	37,834	136	37,970		25,301
Equity in earnings (losses) of unconsolidated subsidiaries	4,958	—	4,958		1,123
Net income before non-controlling interest and dividends on preferred shares	42,792	136	42,928		26,424
Less: net income attributable to non-controlling interest	24	136	160		32
Net income before dividends on preferred shares	42,768	—	42,768		26,392
Less: dividends on preferred shares	1,031	—	1,031		—
Net income available to common stockholders	$41,737	$—	$41,737		$26,392

NOTE: Consolidated column includes eliminations as follows: (A) $(3,590), (B) $3,590, (C) $(8,578), (D) $(8,578), (E) $(5), (F) $(8,573), and (G) $(8,578).

Earnings and Per Share Data
$ in thousands, except shares and per share data
(Unaudited)

	Three Months Ended March 31,
	2015	2014
Net income available to common stockholders	$41,737	$26,392
Basic net income per common share	$0.45	$0.31
Diluted net income per common share	$0.43	$0.30

Operating earnings attributable to NGHC(1)	$39,690	$27,751
Basic operating earnings per common share(1)	$0.42	$0.32
Diluted operating earnings per common share(1)	$0.41	$0.32

Dividends declared per common share	$0.02	$0.01

Weighted average number of basic shares outstanding	93,454,236	85,774,057
Weighted average number of diluted shares outstanding	96,087,952	86,884,898
Shares outstanding, end of period	93,495,258	93,344,400
Fully diluted shares outstanding, end of period	96,128,974	94,455,241

Book value per share	$11.27	$9.17
Fully diluted book value per share	$10.96	$9.06

Reconciliation of Net Income to Operating Earnings (Non-GAAP)
$ in thousands, except per share data
(Unaudited)

	Three Months Ended March 31,
	2015	2014

Net income available to common stockholders	$41,737	$26,392
Add (subtract) net of tax:
Net realized (gain)/loss on investments	(982)	—
Other than temporary impairment losses	661	—
Foreign exchange (gain)/loss	(277)	—
Equity in (earnings)/losses of unconsolidated subsidiaries	(3,223)	(730)
Non-cash amortization of intangible assets	1,774	2,089
Non-cash impairment of goodwill	—	—
Operating earnings attributable to NGHC (1)	$39,690	$27,751

Operating earnings per common share:
Basic operating earnings per common share	$0.42	$0.32
Diluted operating earnings per common share	$0.41	$0.32

Balance Sheet
$ in thousands
(Unaudited)

	March 31, 2015			December 31, 2014
	(unaudited)			(audited)
ASSETS	NGHC	Reciprocal Exchanges	Consolidated	NGHC	Reciprocal Exchanges	Consolidated
Investments:
Fixed maturities (2)	$1,406,561	$212,570	$1,619,131	$1,374,087	$222,739	$1,596,826
Equity securities (3)	48,194	2,865	51,059	45,802	2,817	48,619
Short-term investments	18,447	3,385	21,832	50	10,490	10,540
Equity investment in unconsolidated subsidiaries	167,568	—	167,568	155,900	—	155,900
Other investments	5,798	—	5,798	4,764	—	4,764
Securities pledged (4)	—	—	—	49,456	—	49,456
Total investments	1,646,568	218,820	1,865,388	1,630,059	236,046	1,866,105
Cash and cash equivalents	200,497	28,605	229,102	123,178	9,437	132,615
Accrued investment income	11,421	1,854	13,275	12,553	1,898	14,451
Premiums and other receivables, net (5)	754,352	60,292	814,644	589,205	58,238	647,443
Deferred acquisition costs	142,482	12,547	155,029	121,514	4,485	125,999
Reinsurance recoverable on unpaid losses (6)	857,987	15,444	873,431	888,215	23,583	911,798
Prepaid reinsurance premiums	82,579	70,340	152,919	75,837	26,924	102,761
Notes receivable from related party	126,434	—	126,434	125,000	—	125,000
Due from affiliate	4,098	—	4,098	5,129	—	5,129
Premises and equipment, net	29,466	—	29,466	30,583	—	30,583
Intangible assets, net	234,836	9,182	244,018	237,404	11,433	248,837
Goodwill	92,141	—	92,141	70,764	—	70,764
Prepaid and other assets	53,049	41	53,090	48,083	71	48,154
Total assets	$4,235,910	$417,125	$4,653,035	$3,957,524	$372,115	$4,329,639
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Unpaid loss and loss adjustment expense reserves	$1,439,993	$111,631	$1,551,624	$1,450,305	$111,848	$1,562,153
Unearned premiums	821,825	140,154	961,979	744,438	119,998	864,436
Unearned service contract and other revenue	9,549	20,172	29,721	8,527	—	8,527
Reinsurance payable (7)	133,227	19,878	153,105	97,830	13,811	111,641
Accounts payable and accrued expenses (8)	192,519	9,431	201,950	189,430	17,691	207,121
Due to affiliate	—	1,521	1,521	—	1,552	1,552
Securities sold under agreements to repurchase, at contract value	—	—	—	46,804	—	46,804
Deferred tax liability	13,740	38,370	52,110	29,133	38,402	67,535
Income tax payable	55,118	1,059	56,177	29,532	1,059	30,591
Notes payable (9)	255,000	50,417	305,417	255,631	48,374	304,005
Other liabilities	56,321	8,985	65,306	46,114	5,710	51,824
Total liabilities	$2,977,292	$401,618	$3,378,910	$2,897,744	$358,445	3,256,189
Stockholders’ equity:
Common stock (10)	$935	$—	$935	$934	$—	$934
Preferred stock (11)	205,000	—	205,000	55,000	—	55,000
Additional paid-in capital	687,189	—	687,189	690,736	—	690,736
Accumulated other comprehensive income	32,683	—	32,683	20,192	—	20,192
Retained earnings	332,701	—	332,701	292,832	—	292,832
Total National General Holdings Corp. stockholders' equity	1,258,508	—	1,258,508	1,059,694	—	1,059,694
Non-controlling interest	110	15,507	15,617	86	13,670	13,756
Total stockholders’ equity	1,258,618	15,507	1,274,125	1,059,780	13,670	1,073,450
Total liabilities and stockholders’ equity	$4,235,910	$417,125	$4,653,035	$3,957,524	$372,115	$4,329,639

Segment Information
$ in thousands
(Unaudited)

	Three Months Ended March 31,
	2015				2014
	P&C	A&H	NGHC	Reciprocal Exchanges	P&C	A&H	NGHC
Gross written premium	$510,451	$75,357	$585,808	$61,237	$606,608	$39,534	$646,142
Net written premium	444,260	67,128	511,388	18,637	527,999	39,486	567,485
Net earned premium	406,094	31,175	437,269	41,896	327,220	30,632	357,852

Ceding commission income	771	282	1,053	4,027	5,370	—	5,370
Service and fee income	45,234	17,419	62,653	795	21,673	15,033	36,706
Total underwriting revenue	$452,099	$48,876	$500,975	$46,718	$354,263	$45,665	$399,928

Loss and loss adjustment expense	$258,579	$20,103	$278,682	$28,004	$209,430	$15,917	$225,347
Acquisition costs and other	75,337	11,292	86,629	3,261	55,773	18,600	74,373
General and administrative	85,729	14,147	99,876	14,384	63,521	12,678	76,199
Total underwriting expenses	$419,645	$45,542	$465,187	$45,649	$328,724	$47,195	$375,919

Underwriting income (loss)	$32,454	$3,334	$35,788	$1,069	$25,539	$(1,530)	$24,009
Non-cash impairment of goodwill	—	—	—	—	—	—	—
Non-cash amortization of intangible assets	2,019	710	2,729	2,252	843	2,370	3,213
Underwriting income (loss) before amortization and impairment	$34,473	$4,044	$38,517	$3,321	$26,382	$840	$27,222

Underwriting ratios
Loss and loss adjustment expense ratio (12)	63.7%	64.5%	63.7%	66.8%	64.0%	52.0%	63.0%
Operating expense ratio (Non-GAAP) (13,14)	28.3%	24.8%	28.1%	30.6%	28.2%	53.0%	30.3%
Combined ratio (Non-GAAP) (13,15)	92.0%	89.3%	91.8%	97.4%	92.2%	105.0%	93.3%

Underwriting ratios (before amortization and impairment)
Loss and loss adjustment expense ratio (12)	63.7%	64.5%	63.7%	66.8%	64.0%	52.0%	63.0%
Operating expense ratio (Non-GAAP) (13,16)	27.8%	22.5%	27.5%	25.2%	27.9%	45.3%	29.4%
Combined ratio (Non-GAAP) (13,15)	91.5%	87.0%	91.2%	92.1%	91.9%	97.3%	92.4%

NOTE: Loss and loss adjustment expense ratio and operating expense ratio may not sum to combined ratio due to rounding.

Reconciliation of Operating Expense Ratio (Non-GAAP)
$ in thousands
(Unaudited)

	Three Months Ended March 31,
	2015				2014
	P&C	A&H	NGHC	Reciprocal Exchanges	P&C	A&H	NGHC
Total underwriting expenses	$419,645	$45,542	$465,187	$45,649	$328,724	$47,195	$375,919
Less: Loss and loss adjustment expense	258,579	20,103	278,682	28,004	209,430	15,917	225,347
Less: Ceding commission income	771	282	1,053	4,027	5,370	—	5,370
Less: Service and fee income	45,234	17,419	62,653	795	21,673	15,033	36,706
Operating expense	115,061	7,738	122,799	12,823	92,251	16,245	108,496
Net earned premium	$406,094	$31,175	$437,269	$41,896	$327,220	$30,632	$357,852
Operating expense ratio (Non-GAAP)	28.3%	24.8%	28.1%	30.6%	28.2%	53.0%	30.3%

Total underwriting expenses	$419,645	$45,542	$465,187	$45,649	$328,724	$47,195	$375,919
Less: Loss and loss adjustment expense	258,579	20,103	278,682	28,004	209,430	15,917	225,347
Less: Ceding commission income	771	282	1,053	4,027	5,370	—	5,370
Less: Service and fee income	45,234	17,419	62,653	795	21,673	15,033	36,706
Less: Non-cash impairment of goodwill	—	—	—	—	—	—	—
Less: Non-cash amortization of intangible assets	2,019	710	2,729	2,252	843	2,370	3,213
Operating expense before amortization and impairment	113,042	7,028	120,070	10,571	91,408	13,875	105,283
Net earned premium	$406,094	$31,175	$437,269	$41,896	$327,220	$30,632	$357,852
Operating expense ratio before amortization and impairment (Non-GAAP)	27.8%	22.5%	27.5%	25.2%	27.9%	45.3%	29.4%

Premiums by Business Line
$ in thousands
(Unaudited)

	Three Months Ended March 31,
	Gross Written Premium			Net Written Premium			Net Earned Premium
	2015	2014	Change	2015	2014	Change	2015	2014	Change
Property & Casualty
Personal Auto	$339,334	$348,684	(2.7)%	$295,243	$276,651	6.7%	$267,531	$207,202	29.1%
Homeowners	87,824	182,067	(51.8)%	70,390	182,067	(61.3)%	64,123	57,753	11.0%
RV/Packaged	37,550	38,545	(2.6)%	36,894	36,157	2.0%	35,976	34,141	5.4%
Commercial Auto	41,346	34,284	20.6%	37,993	30,121	26.1%	34,622	24,775	39.7%
Other	4,397	3,028	45.2%	3,740	3,003	24.5%	3,842	3,349	14.7%
Property & Casualty Total	510,451	606,608	(15.9)%	444,260	527,999	(15.9)%	406,094	327,220	24.1%

Accident & Health	75,357	39,534	90.6%	67,128	39,486	70.0%	31,175	30,632	1.8%
Total National General	585,808	646,142	(9.3)%	511,388	567,485	(9.9)%	437,269	357,852	22.2%

Reciprocal Exchanges
Personal Auto	17,691	—	NA	16,439	—	NA	22,930	—	NA
Homeowners	36,813	—	NA	(4,782)	—	NA	15,414	—	NA
Other	6,733	—	NA	6,980	—	NA	3,552	—	NA
Reciprocal Exchanges Total	61,237	—	NA	18,637	—	NA	41,896	—	NA
Consolidated Total	$643,455	$646,142	(0.4)%	$530,025	$567,485	(6.6)%	$479,165	$357,852	33.9%
NOTE: Consolidated Total includes elimination of $(3,590) within 2015 Gross Written Premium.

Additional Disclosures

(1) References to operating earnings and basic and diluted operating EPS are Non-GAAP financial measures defined by the Company as net income and basic earnings per share excluding after-tax net realized investment gain or loss on securities, other than temporary impairment losses, foreign exchange gain or loss, equity in earnings or losses of unconsolidated subsidiaries, non-cash amortization of intangible assets, and non-cash impairment of goodwill. The Company believes operating earnings and basic and diluted operating EPS are more relevant measures of the Company’s profitability because operating earnings and basic and diluted operating EPS contain the components of net income upon which the Company’s management has the most influence and excludes factors outside management’s direct control and non-recurring items. Other companies may calculate these measures differently, and therefore, their measures may not be comparable to those used by National General. Please see the Non-GAAP Financial Measures table within this release for the reconciliation of these Non-GAAP measures to the most directly comparable GAAP measure.
(2) Fixed maturities, available-for-sale, at fair value (amortized cost $1,345,963, $210,300, $1,556,263 at March 31, 2015 and $1,330,760, $222,121, $1,522,881 at December 31, 2014).
(3) Equity securities, available-for-sale, at fair value (cost $52,551, $2,752, $55,303 at March 31, 2015 and $52,272, $2,752, $55,024 at December 31, 2014).
(4) Securities pledged (amortized cost $0, $0, $0 at March 31, 2015 and $47,546, $0, $47,546 at December 31, 2014).
(5) Premiums and other receivables, net (NGHC) includes $163,999 and $64,129 from related parties at March 31, 2015 and December 31, 2014, respectively.
(6) Reinsurance recoverable on unpaid losses (NGHC) includes $73,771 and $88,970 from related parties at March 31, 2015 and December 31, 2014, respectively.
(7)Reinsurance payable (NGHC) includes $61,914 and $41,965 to related parties at March 31, 2015 and December 31, 2014, respectively.
(8) Accounts payable and accrued expenses (NGHC) includes $61,489 and $38,576 to related parties at March 31, 2015 and December 31, 2014, respectively.
(9) Notes payable (Reciprocal Exchanges) includes $50,417 and $48,374 owed to related party at March 31, 2015 and December 31, 2014, respectively.
(10) Common stock: $0.01 par value - authorized 150,000,000 shares, issued and outstanding 93,495,258 shares - March 31, 2015; authorized 150,000,000 shares, issued and outstanding 93,427,382 - December 31, 2014.
(11) Preferred stock: $0.01 par value, authorized 10,000,000 shares, issued and outstanding 2,350,000 shares and 2,200,000 shares at March 31, 2015 and December 31, 2014, respectively.
(12) Loss and loss adjustment expense ratio is calculated by dividing loss and loss adjustment expenses by net earned premium.
(13) Operating expense ratio and combined ratio are considered non-GAAP financial measures under applicable SEC rules because a component of those ratios, operating expense, is calculated by offsetting acquisition and other underwriting costs and general and administrative expense by ceding commission income and service and fee income. Management uses operating expense ratio (non-GAAP) and combined ratio (non-GAAP) to evaluate financial performance against historical results and establish targets on a consolidated basis. The Company believes this presentation enhances the understanding of our results by eliminating what we believe are volatile and unusual events and presenting the ratios with what we believe are the underlying run rates of the business. Other companies may calculate these measures differently, and, therefore, their measures may not be comparable to those used by National General. Please see the Non-GAAP Financial Measures table within this release for the reconciliation of these Non-GAAP measures to the most directly comparable GAAP measure.
(14) Operating expense ratio (non-GAAP) is calculated by dividing operating expense by net earned premium. Operating expense consists of the sum of acquisition and other underwriting costs and general and administrative expense less ceding commission income and service and fee income.
(15) Combined ratio (non-GAAP) is calculated by adding the loss and loss adjustment expense ratio and the operating expense ratio (non-GAAP) together.
(16) Operating expense ratio (non-GAAP) before amortization and impairment is calculated by dividing the operating expense before amortization and impairment by net earned premium. Operating expense before amortization and impairment consists of the sum of acquisition and other underwriting costs and general and administrative expense less ceding commission income and service and fee income less non-cash amortization of intangible assets and non-cash impairment of goodwill.

Investor Contact
Dean Evans
Director of Investor Relations
Phone: 212-380-9462
Email: Dean.Evans@NGIC.com